Exhibit 10.10

PERSONAL AND CONFIDENTIAL

September 7, 2016

Jay Chu

Dear Jay,

I am pleased to offer you the position of Chief Accounting Officer, Conduent Incorporated, effective upon separation. I am also confirming the transfer of your Xerox Corporation employment to Conduent Incorporated at that time. Prior to separation, you will be nominated for election to Corporate Officer by the Board of Directors.

Along with your new role, your base salary will be $275,000, also effective at separation. Your 2017 annual bonus target will increase to 60% of your new base salary. In addition, your 2017 E-LTIP award (to be granted during the annual cycle) will increase to $300,000.

Your current Xerox stock awards will continue to follow the normal vesting (and expiration timeline where applicable) as if you were still employed by Xerox Corporation. Please refer to the Morgan Stanley website or The Hub stock awards site if you have further questions about your outstanding stock awards.

If elected to Corporate Officer, your stock ownership requirement may increase. Further information on your stock ownership requirement will be sent at that time.

You will retain your original Xerox Corporation hire date of February 01, 1986 for purposes of benefits eligibility at XBS.

You will be paid bi-weekly, one week in arrears. You will sign up for your 2017 medical, dental, vision and life insurance benefits with Xerox Business Services (XBS).*

You will also be provided the following benefits:

•	Long-term disability insurance: Company paid coverage of 60% of your eligible pay up to a maximum monthly benefit of $15,000.

•	Basic Life and Accidental Death and Dismemberment Insurance: Company paid coverage equal to one times your annual salary.

•	Vacation: You will maintain your current accrual rate when you transfer to XBS and will follow the XBS vacation schedule for any future increases thereafter. If you currently have more than 4 weeks’ vacation eligibility, you will be grandfathered and will maintain that amount. Any accrued and unused Xerox Corporation vacation balance will be rolled over to XBS when you transfer.

•	Sick leave: You will be provided with 240 hours of accrued sick paid time off at the time of your transfer which you may use immediately. In addition, you’ll accrue 3.08 hours sick time per bi-weekly pay period.

©2016 Xerox Corporation. All rights reserved. Xerox® and Xerox and Design are trademarks of Xerox in the United States and/or other countries. Conduent is a trademark of Xerox Business Services LLC in the United States and/or other countries.

Prior to your effective date, you will be requested to complete Conduent onboarding employment paperwork online, including acceptance and acknowledgements relating to the Dispute Resolution Plan, Employee Non-Disclosure, Non-Solicitation and Intellectual Property Agreement, Code of Business Conduct, Workplace Practices and Employee Guidebook. In addition, we are required by law to confirm your eligibility to work in the United States. Therefore, you will be required to complete the online I-9 form and provide the necessary identification that has been issued by the appropriate government agencies.

XBS does not offer employment on a fixed term basis. This letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be “at will”. That is, either you or XBS can terminate this relationship at any time, with or without cause or notice. All terms and conditions outlined in this transfer letter are subject to change. In addition, XBS may change any term or condition of your employment at will with or without cause or notice.

I look forward to your acceptance of this offer and believe you will make significant contributions to the Company.

If you have any questions, please call Darrell Ford at XXX-XXX-XXXX.

Sincerely,

Brian Walsh

Chief Financial Officer

Xerox Business Services

CC:	Ursula Burns

Ashok Vemuri

Darrell Ford

Cathy Diamond

*	Upon completion of the separation, the name of Xerox Business Services, LLC (XBS) will be changed to Conduent Incorporated. This name change will not impact your employment.

I ☒ Accept     ☐ Decline this offer.

/s/ Jay Chu	09/10/2016
Signature	Date

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